EXHIBIT 10.1
S-76C+ NEW HELICOPTER SALES AGREEMENT
THIS S-76C+ NEW HELICOPTER SALES AGREEMENT, dated as of the Acceptance Date stated below, by and between the Sikorsky Contracting Entity (“Sikorsky”) named below and the Buyer named below.
I.	DEFINITIONS / INFORMATION FOR THIS AGREEMENT

Buyer:	Offshore Logistics

Sikorsky Contracting Entity:	Sikorsky Aircraft Corporation

Sikorsky Contract No:	S76TD02065

Helicopter Quantity:	15 plus optional additions as described below

Scheduled Presentation Date:
FIRM AIRCRAFT ORDER
Three helicopters in each year from 2002 through 2006 (inclusive of 2006). The calendar year 2002 aircraft will be delivered in December. The calendar year 2003 aircraft will be delivered one each in February, April and June. In all subsequent years (2004 through 2006), deliveries will be planned at dates mutually agreed upon by the Parties. Sikorsky shall provide the customer an annual production schedule each June, beginning in 2003 for use in selecting delivery positions for the subsequent calendar year. Final delivery positions are to be determined no later than September 15 of the preceding year.
OPTION 1 AIRCRAFT
At Buyer’s option, upon notification to Seller not later than September 15 of the prior year, in the years 2003 through 2006, Buyer may elect to procure an additional one to three aircraft at the Helicopter Unit Price for the applicable year listed in Table 1. Delivery timing of these Option 1 Aircraft will be scheduled by mutual agreement.
OPTION 2 AIRCRAFT
At Buyer’s option, upon notification to Seller not later than September 15 of the preceding year of desired delivery, Buyer may elect to purchase up to six aircraft in each of the years 2007, 2008 at the applicable Helicopter Unit Price listed in Table 1. Delivery timing of these Option 2 Aircraft will be scheduled by mutual agreement.
Helicopter Unit Price:
See Table 1
Scheduled Presentation Date, Utility Helicopter:
Following completion to the Utility Helicopter configuration, each Utility Helicopter shall be scheduled for delivery on the first business day following the ninetieth day after Buyer acceptance of the Helicopter. See also Section II, paragraph 7. For the three Helicopters accepted by Buyer in 2002, the Scheduled Presentation Date, Utility Helicopter, shall be not later than 30 APR 03.
Payments:
See Section III

Buyer’s Contact for Technical Issues:
Doug Foursland or Mike Suldo
Air Logistics L.L.C.
224 Rue de Jean
Lafayette, LA 70508
(337) 365-6771
Buyer’s Address for Legal Notices:
Air Logistics L.L.C.
224 Rue de Jean
Lafayette, LA 70508
(337) 365-6771
II.	DESCRIPTION OF SALE

1.	Sale — Sikorsky shall sell and deliver to the Buyer, and the Buyer shall purchase from Sikorsky, the Quantity of Sikorsky Model S-76C Helicopters with Turbomeca 2S1 engines (known as the S-76C+) and equipped with the items of additional equipment specified in Exhibit A, Part 1 (the “Helicopter”). In addition, Sikorsky shall sell and perform the Completion Services for Buyer and Buyer shall purchase the Completion Services on the Helicopter, which will then be equipped with the items of additional equipment specified in Exhibit A, Part 2 (the “Utility Helicopter”). The Helicopter shall be accepted at Sikorsky Aircraft’s designated facilities in Stratford, CT. Subsequent to the title transfer, Sikorsky shall retain custody of the Helicopter for the purpose of the performance of the Completion Services. As part of the Completion Services, Sikorsky will transport the Helicopter, at its expense, from Connecticut, to Sikorsky’s Designated Completion Center in West Chester, PA via ferry flight. Upon its arrival at the Designated Completion Center, the Helicopter shall be inducted into the facility in order to allow the performance of the Completion Services.

2.	Presentation of Helicopter for Acceptance — The Helicopter shall be presented for acceptance at the Sikorsky designated facility in Connecticut on the Scheduled Presentation Date Helicopter. Upon Buyer’s request for a demonstration flight of the Helicopter, Sikorsky shall conduct a demonstration flight at the Sikorsky’s designated facility in Connecticut during such presentation, which flight shall be approximately one (1) hour in duration. Buyer’s obligation to purchase the Helicopter is conditioned upon and subject to Buyer being satisfied that the Helicopter is in airworthy condition with all flight critical systems functional and in proper working order, and has been manufactured in accordance with the specifications of this Agreement and that the Helicopter has no damage, corrosion or other defects.

3.	Acceptance and Title Transfer — After presentation of the Helicopter, Buyer shall evidence its acceptance of the Helicopter by executing a Certificate of Helicopter Acceptance. Thereafter, Sikorsky shall transfer title to Buyer at Sikorsky’s designated facility in Connecticut. Following title transfer, Sikorsky shall provide to Buyer a FAA Certificate of Airworthiness and a Bill of Sale.

4.	Risk of Loss — Sikorsky shall have risk of loss and damage of the Helicopter, subsequent to the transfer of title through Buyer’s acceptance of the Completion Service.

5.	Presentation of Completion Services for Acceptance — Upon the completion of the Completion Services, the Utility Helicopter shall be presented for acceptance of the work performed at the Sikorsky Designated Completion Center on the Scheduled Presentation Date Completion Services. Upon Buyer’s request for a demonstration flight of the Utility Helicopter, Sikorsky shall conduct a demonstration flight of the Utility Helicopter, at the Sikorsky Designated Completion Center during such presentation, which flight shall be approximately one (1) hour in duration. Buyer’s obligation to accept the Utility Helicopter is conditioned upon and subject to Buyer being satisfied that the Utility Helicopter is in airworthy condition with all flight critical systems functional and in proper working order.

6.	Acceptance of Completion Services — After presentation, Buyer shall evidence its acceptance of the Completion Services by executing a Certificate of Acceptance of the Completion Services. Thereafter, upon the receipt of the Completion Services Final Payment pursuant to Article III. 1. below, Sikorsky shall deliver to Buyer a FAA Return to Service Certificate and the Utility Helicopter shall then be at Buyer’s risk.

7.	Liquidated Damages for Late Deliveries — *

In the event that Buyer elects to amend the configuration of the Utility Helicopter by the inclusion of items listed in Exhibit A as Additional Optional Aircraft Components, Seller reserves the right to modify the allowed time for performance of Completion Services. Such modification shall be made known to Buyer at the time of Buyer’s request to include these items and shall not exceed a maximum of 45 days.

III.	PRICE/PAYMENT SCHEDULE

1.	Payment Schedule — The Buyer shall pay to Sikorsky the Total Contract Price by wire transfer to Sikorsky’s to Account No. 57-56685 ABA No. 071-000013 SWIFT:FNBCUS44 at BANKONE N.A., 1 Bank One Plaza, Chicago,IL 60670 as follows:

	a)	Advance Payment — For Firm Aircraft scheduled for delivery in 2002 or 2003, Buyer shall pay the amount listed in Table 1 for these aircraft on the date Buyer signs this Agreement. For 2004 and later aircraft, including aircraft under Option 1 or Option 2, this Advance Payment shall be due not later than September 15 of the year preceding delivery. For Option 1 Aircraft desired by Buyer for delivery in 2003, the option election and resultant Advance Payment due date is extended to December 31, 2002.

	b)	Helicopter Payment — For all aircraft, a Helicopter Payment as defined in Table 1 shall become due when each Helicopter receives its Standard Airworthiness Certificate upon completion of baseline build and acceptance by Buyer.

	c)	Completion Payment — For all aircraft, a Completion Payment is due on the date of Buyer’s acceptance of Completion Services on each aircraft. (If Buyer does not make itself available for presentation and acceptance of the Utility Helicopter, the Completion Payment shall be due within ten (10) days following receipt by Buyer of written notification that the Utility Helicopter is ready for presentation and acceptance.) Such Completion Payment shall include all amounts due on each aircraft, to include the Completion Payment per Table 1 and any other adjustments made by amendment applicable to the aircraft. The Completion Payment may be in the form of a combination of cash via wire transfer, as well as title to one previously-owned Sikorsky-manufactured helicopter as provided under Section XI.
Aircraft Payments
     The below Table 1 defines the payments for Firm and Option aircraft in each of the subject years.
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Adjustment for Additional Quantities
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2.	Notwithstanding the payment terms in Paragraph 1 above, the price for each Helicopter shall be as defined in Table 2 below.
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IV.	CONFIGURATION FINALIZATION
1.	Finalization Dates — The parties acknowledge that the Helicopter configuration set forth in Exhibit A is not yet finalized and therefore agree to finalize the following portions of the configuration on an individual aircraft basis. For each aircraft delivered under this Agreement, the below items shall be confirmed by Buyer not later than 60 days prior to the scheduled delivery date of each Helicopter.
Each of these items shall be confirmed no later than 60 days prior to each Helicopter delivery and induction into completion services:
Interior Rendering Board
Passenger Briefing Text
Aircraft Registration Number
Exterior Paint Rendering
Engine/Transmission Oil
Paint Scheme
With regards to the first three aircraft (2002 deliveries only) these items shall be confirmed no later than one week after title transfer of the Helicopter.
2.	Amendment — For this purpose, the Buyer’s Contact for Technical Issues shall have complete authority on behalf of the Buyer to discuss configuration issues and amend this Agreement accordingly, with associated technical, price and/or delivery changes. If the above dates are not met, Sikorsky may delay the Scheduled Delivery Date for Completion Services and/or increase the Helicopter Price due to Sikorsky’s additional costs associated with such delay and/or terminate this Agreement.

3.	Suitability of Configuration — The Buyer is responsible for having ensured that the helicopter configuration, defined herein, meets all the operational requirements of the country of destination/registration as they relate to the specific intended usage of the helicopter. If requested, Sikorsky shall make a good faith attempt to assist in the determination of this configuration. If required for import/registration requirements in the foreign country, Sikorsky shall endeavor to obtain that country’s design approval of the configuration items not already approved.
V.	WARRANTIES

1.	Helicopter Airframe — Sikorsky warrants to Buyer that the Helicopter airframe sold hereunder will be free from defects in material and manufacture at the time of title transfer under normal use and service, provided that Sikorsky’s liability and Buyer’s remedy under this warranty are limited to the repair or replacement, at Sikorsky’s election, of Helicopter parts which are shown to Sikorsky’s reasonable satisfaction to have been thus defective and returned to Sikorsky within 1,500 operational hours after the first use or operation of the Helicopter upon which such Helicopter part(s) was originally installed, but in no event later than two (2) years after the date of acceptance of the Utility Helicopter by Buyer. A written notice of a warranty claim must be given promptly by Buyer to Sikorsky and, in no event later than sixty (60) days after Buyer’s discovery of a defect within the warranty period. Transportation charges for the return of such defective Helicopter parts to Sikorsky and their reshipment to Buyer and the risk of loss thereof will be borne by Sikorsky if returned in accordance with written shipping instructions from Sikorsky. Replacement (newly manufactured or repaired) Helicopter parts are warranted for the remainder of the applicable two (2) years or 1,500 hours original warranty period.
This warranty shall not apply to any Helicopter or Helicopter part which in Sikorsky’s judgment (1) shall have been repaired or altered outside Sikorsky’s facilities in any way so as to affect the safety, function or reliability of the Helicopter or Helicopter part, or (2) has been subject to misuse, negligence, accident or other abuse.
1.	Inasmuch as avionics and navigation equipment are usually warranted separately by their respective manufacturers, Sikorsky does not make any warranty whatsoever with respect to avionics and navigation equipment. However, if any such manufacturer does not have local facilities or representation for the processing of warranty claims, any warranty claim in connection with such equipment may be made directly to Sikorsky who, as a matter of accommodation, will process the claim on behalf of the Buyer to the appropriate manufacturer.

2.	Engines — Notwithstanding, the warranty in Paragraph 1 above, and in lieu of such warranty, the engine manufacturer’s warranty (a copy of which has been furnished to Buyer and which is incorporated herein by reference), is the warranty applicable to turbine engines installed in the Helicopter(s) and turbine engine parts sold hereunder.

3.	Title — Sikorsky warrants to Buyer that it will convey good title to the Helicopter(s) and Helicopter parts sold hereunder. Sikorsky’s liability and Buyer’s remedy under this warranty are limited to the removal of any title defect or at the election of Sikorsky to the replacement of the Helicopter or Helicopter parts thereof which are defective in title; provided, however, that the right and remedies of the parties with respect to patent infringement shall be limited to the provisions of Paragraph 4 below.

4.	Patent Infringement — Sikorsky shall conduct, at its own expense, the entire defense of any claim, suit or action alleging that, without further combination, the use or resale by Buyer or any subsequent purchaser or user of the Helicopter(s) delivered hereunder directly infringes any United States patent, but only on the conditions that (A) Sikorsky receives prompt written notice of such claim, suit, or action and full opportunity and authority to assume the sole defense thereof, including settlement and appeals, and all information available to Buyer and defendant for such defense; (B) said Helicopter(s) is made according to a specification or design furnished by Sikorsky or, if a process patent is involved, the process performed by the Helicopter(s) is recommended in writing by Sikorsky; and (C) the claim, suit, or action is brought against Buyer or one expressly indemnified by Buyer. Provided all of the foregoing conditions have been met, Sikorsky shall, at its own expense, either settle said claim, suit, or action or shall pay all damages excluding consequential damages and costs awarded by the court therein, and, if the use or resale of such Helicopter(s) is finally enjoined, Sikorsky shall, at Sikorsky’s option: (i) procure for defendant the right to use or resell the Helicopter(s), (ii) replace them with equivalent noninfringing Helicopter(s), (iii) modify them so they become noninfringing but equivalent, or (iv) remove them and refund the purchase price (less a reasonable allowance for use, damage, and obsolescence).

If a claim, suit, or action is based on a design or specification furnished by Buyer, or on the performance of a process not recommended in writing by Sikorsky, or on the use or sale of the Helicopter(s) or Helicopter parts delivered hereunder in combination with other Helicopter parts not delivered to Buyer by Sikorsky, Buyer shall indemnify and save Sikorsky harmless therefrom.

5.	Exclusive Warranties and Remedies — THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE GIVEN AND ACCEPTED IN LIEU OF (i) ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (ii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN CONTRACT OR TORT, WHETHER OR NOT ARISING FROM SIKORSKY’S OR ANY OF ITS AFFILIATE’S NEGLIGENCE, ACTUAL OR IMPUTED, STRICT TORT LIABILITY OR BREACH OF WARRANTY. THE REMEDIES OF THE BUYER SHALL BE LIMITED TO THOSE PROVIDED HEREIN TO THE EXCLUSION OF ANY OTHER REMEDIES INCLUDING, WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES. NO AGREEMENT VARYING OR EXTENDING THE FOREGOING WARRANTIES, REMEDIES, OR THIS LIMITATION WILL BE BINDING UPON SIKORSKY OR ANY OF ITS AFFILIATES UNLESS IN WRITING, SIGNED BY A DULY AUTHORIZED OFFICER OF SIKORSKY OR SUCH AFFILIATES.

VI.	STANDARD TERMS AND CONDITIONS

1.	Excusable Delays — Buyer acknowledges that the goods called for hereunder are to be manufactured for Buyer to fulfill this Agreement and that the delivery dates are based on the assumption that there will be no delay due to causes beyond the reasonable control of Sikorsky. Sikorsky shall not be charged with any liability for delay or non-delivery when due to delays of suppliers, acts of God or the public enemy, compliance in good faith with any applicable foreign or domestic governmental regulation or order whether or not it proves to be invalid, fires, riots, labor disputes, unusually severe weather, or any other cause beyond the reasonable control of Sikorsky. To the extent that such causes actually retard deliveries on the part of Sikorsky, the time for Sikorsky’s performance shall be extended for as many days beyond the delivery date as are required to obtain removal of such causes. This provision shall not, however, relieve Sikorsky from using reasonable efforts to avoid or remove such causes and continue performance with reasonable dispatch whenever such causes are removed.

2.	Inability Or Refusal To Pay — If Buyer is unable or refuses to make payment to Sikorsky in accordance with any of its obligations to Sikorsky, Sikorsky may, at its option, terminate this Agreement by giving to Buyer written notice of its intention to terminate. Upon such termination, Sikorsky shall be relieved of any further obligations to Buyer and

Buyer shall reimburse Sikorsky for its termination costs and expenses and a reasonable allowance for profit. All sums paid to Sikorsky from whatever sources may be retained by Sikorsky and applied toward any amount owed to Sikorsky. In addition, Sikorsky shall have the right to reduce and set-off against any amounts payable by Sikorsky to Buyer or against Buyer’s property in Sikorsky’s possession any indebtedness or other claim which Sikorsky may have against Buyer. The excess, if any, of such sums over the total termination amount shall be returned to the Buyer by Sikorsky.

3.	Taxes — In addition to the Total Contract Price, the Buyer shall be responsible for payment of any and all taxes (including any sales and use tax, but not including Sikorsky’s income taxes), which may be imposed by any taxing authority arising from the sale, delivery or use of the Helicopter. If Sikorsky is held responsible by any taxing authority for collection or payment, either on its own behalf or that of the Buyer, Buyer shall pay all such taxes to Sikorsky upon receipt by Buyer from Sikorsky of its bill therefor. Buyer’s obligations under this Paragraph 3 shall survive delivery hereunder.

4.	Limitation Of Liability — With respect to any Helicopter, part or service purchased under this Agreement and alleged to be the direct or indirect cause of any loss or damage to the Buyer, the sum equal to the invoiced price of such Helicopter, part or service shall be the ceiling limit on Sikorsky’s or any of its affiliate’s liability whether founded in contract or tort (including negligence, strict tort liability or breach of warranty), arising out of or resulting from (i) this Agreement or the performance or breach thereof, or (ii) the design, manufacture, delivery, sale, repair, replacement, or any use of such Helicopter, or (iii) the furnishing of any such service. In no event shall Sikorsky or any of its affiliates have any liability for any incidental or consequential damages.

5.	Assignment/Construction/Merger — This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, but it may not be voluntarily assigned, wholly or in part, by either party hereto without the prior written consent of the other party. This Agreement shall be interpreted in accordance with the plain English meaning of its terms, and the construction thereof shall be governed by the laws of the State of Connecticut, United States of America. The parties further agree to submit to the jurisdiction of both the state and federal courts of Connecticut. The terms and conditions contained in this Agreement constitute the entire agreement between the parties hereto and shall supersede all previous communications, representations or agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same will be binding upon either party hereto unless in writing, signed by a duly authorized officer or representative thereof.

6.	Notices — All notices or communications of any kind under and with respect to this Agreement shall be in the English language. All legal notices shall be given by hand delivery or registered mail and, if to the Buyer, shall be addressed as indicated in Article 1; and if to Sikorsky, shall be addressed to Sikorsky Aircraft Corporation, 6900 Main Street, P. O. Box 9729, Stratford, Connecticut 06497-9129, U.S.A., Attention: Vice President — Contracts and Counsel. The effective date of each such notice shall be the date it is received.

VII.	HELICOPTER RELATED PROVISIONS
1.	Type Design and Production Approval — The Federal Aviation Administration (FAA) has granted Sikorsky Type Certificate H1NE for the S-76C aircraft with Turbomeca Arriel 2S1 engines (commonly referred to as the S-76C+). The Helicopter is manufactured in accordance with the U. S. Department of Transportation, Federal Aviation Administration (FAA) Regulation Part 21.

2.	Publications — With each Helicopter sold and delivered hereunder, Sikorsky shall furnish the Buyer with four copies of the Pilot’s Flight Operating Manual and two copies of the Maintenance Manual with revision service per aircraft, one each of the following: Illustrated Parts Catalog, Wiring Manual, Engine Operating and Maintenance Manual and Engine Illustrated Parts Breakdown, and all revisions to each manual through the Revision Suspense Date. [Revision Suspense Date is defined as two years following the end of the latest calendar year during which at least two aircraft have been delivered to Buyer.] In addition, the Buyer may elect S-76 Interactive Electronic Technical Manuals (IETM) contained on one (1) CD-ROM computer disk for the Maintenance Manual, Illustrated Parts Catalog and Airworthiness Limitations and Inspection Requirements Manuals (Chapters 4 and 5). The Buyer shall receive all revisions to the IETM through the Revision Suspense Date.

3.	Special Flight Tests — Flight test work required for prototyping, functional checkout, or qualification of any additional equipment contracted may be performed by the Sikorsky Aircraft Corporation on the Helicopter prior to acceptance of completed Utility Helicopter thereto to the Buyer. The delivery of the Utility Helicopter may be delayed to the extent necessary to accomplish the flight test work objectives without any liability on the part of

Sikorsky for any such delay. In the event the Utility Helicopter is destroyed during the period of such flight tests, such destruction arising from any cause whatsoever, Sikorsky shall be under no obligation to furnish a substitute Utility Helicopter but shall rather be relieved of all obligations with respect to the delivery of such Utility Helicopter so destroyed, except that Sikorsky shall promptly refund to Buyer all amounts theretofore paid by Buyer with respect to the purchase price thereof.
4.	Buyer’s Changes to Configuration and Additional Equipment — In the event that Buyer desires to change the Helicopter configuration and/or obtain additional equipment for the Helicopter, the parties must agree to a mutually acceptable amendment to this Agreement reflecting such technical changes and setting forth any changes in the price and/or delivery schedule. For this purpose, the Buyer hereby appoints the Buyer’s Contact for Technical Issues as set forth in Article I, which person has authority to negotiate any such changes with Sikorsky and execute a legally binding Amendment reflecting such technical, price and/or delivery changes.

5.	Future Upgrades and Configuration Enhancements — For S-76 model enhancements introduced into Sikorsky’s baseline production configuration during the term of this Agreement, Buyer will be provided a proposed amendment to this Agreement. Such amendment, including price and effectivity, will be negotiated for any change that has material impact to the aircraft value. In case of inability to reach agreement, Sikorsky or Buyer may terminate the future year procurements without penalty.

6.	Unqualified Equipment — [If applicable] The following Buyer-specific equipment has not yet been approved for installation on the Helicopter by the appropriate regulatory authority:

Nomenclature	Part Number (none presently selected)	Supplier
In order to support the Scheduled Presentation Date, the equipment supplier must provide substantiating data and/or analysis to Sikorsky in a timely manner to accomplish the qualification approval. If the supplier is not capable or willing to provide this substantiation in a timely manner to support delivery of the Helicopter, the Helicopter will be delivered with space and power provisions, as applicable, with the equipment furnished on delivery as loose equipment. The Buyer will be offered the alternative of having Sikorsky perform necessary tests, without guaranty of results, for an additional price.
VIII.	TRAINING PROVISIONS
1.	Transitional Pilot Training — With each Helicopter sold and delivered hereunder, Sikorsky shall make available to five (5) Buyer pilots an S-76 transitional pilot training course approximately five (5) days in duration.

2.	Annual Maintenance — For the duration of this contract, Sikorsky shall provide an annual initial S-76 maintenance training course approximately five (5) days in duration and to be conducted in New Iberia. Each class session has a maximum of ten students. The course includes inspection and maintenance troubleshooting. Each mechanic must have background experience in one or more of the following categories: certified (by Federal Aviation Administration [“FAA”] or by an equivalent airworthiness authority) airframe mechanic with one (1) year practical experience as a rated aircraft mechanic; one (1) year experience as an active mechanic on a commercial or military helicopter; or three (3) years general experience as a commercial or military aircraft mechanic.

3. Electrical Training Services — With each Helicopter sold and delivered hereunder, Sikorsky shall make available to two (2) Buyer mechanics an S-76 electrical training course approximately ten (10) days in duration. The course includes inspection and maintenance troubleshooting and use of a maintenance trainer. Each mechanic must have background experience in one or more of the following categories: certified (by Federal Aviation Administration [“FAA”] or by an equivalent airworthiness authority) airframe mechanic with one (1) year practical experience as a rated aircraft mechanic; one (1) year experience as an active mechanic on a commercial or military helicopter; or three (3) years general experience as a commercial or military aircraft mechanic.

4.	Engine Training Services — With each Helicopter sold and delivered hereunder, Sikorsky shall make available to two (2) Buyer mechanics, an engine maintenance course at the engine manufacturer’s facility. This course is approximately five (5) days in duration.

5.	Scheduling — Within thirty days of Buyer’s execution of the Agreement, the Buyer shall provide Sikorsky written notice as to whether the Buyer’s personnel or designees are going to attend the S-76 transitional pilot training. Sikorsky will, if practical, schedule the ground school portion of the pilot training course and the maintenance/electrical training course so that completion will be accomplished immediately prior to the delivery of the Helicopter to Buyer. If the Buyer elects to have five (5) pilots attend the S-76 transitional pilot training course, all pilots must, unless Sikorsky agrees otherwise, attend the course concurrently. Unless Sikorsky notifies Buyer to the contrary, all training will be conducted at or near Sikorsky Aircraft Corporation’s Designated Completion Center. In any event the training services in Paragraphs (1) or (3) above must be scheduled and completed within twelve (12) months of the Helicopter delivery to which such services are allocable, in default of which Buyer shall no longer be entitled to such services. The training services provided in accordance with Paragraphs (1) or (3) above will be conducted in the English language. With regards to the Transitional Pilot Training and Electrical Maintenance Training, the customer may enroll pilots or electrical mechanics at an accelerated rate to that of aircraft delivery but may not exceed the number of students granted by the base number of aircraft purchased under this contract.

6.	Hold Harmless and Indemnification — In consideration of Sikorsky making training services available to the Buyer hereunder, the Buyer, as the Helicopter owner whose employees or designees will be the recipient of such training services, shall secure and protect itself and shall indemnify Sikorsky, FlightSafety International, Inc., their affiliates and their respective directors, officers, employees, service representatives, and agents, from any liability, claim of liability, expense, cause of action, loss or damage whatsoever, whether arising in tort or otherwise, for any injury, including death, to any person or property whatsoever (including the Buyer’s Helicopter(s)), arising out of or in conjunction with the performance of such training services.
7.	Insurance Requirements — Toward effectuating the security, protection and indemnification of Paragraph 5 above, and in addition to Buyer’s obligations under such Paragraph 5, Buyer agrees to carry as a minimum on each Utility Helicopter purchased under this Agreement the following insurance from the scheduled time of delivery of the Utility Helicopter through the completion of all of the flight training services provided hereunder:
(i)	Aircraft Public Liability, Bodily Injury and Property Damage and Passenger Legal Liability Insurance, including Contractual Liability Insurance to cover the liabilities herein assumed by Buyer, with a limit of not less than $50,000,000.00 for a single occurrence.

(ii)	Aircraft Hull All Risk Loss or Damage Insurance covering the Helicopter in the amount of the Helicopter Unit Price.

All of the insurance policies shall be issued by companies satisfactory to Sikorsky, shall be in form and substance satisfactory to Sikorsky, shall name Sikorsky, FlightSafety International, Inc. and their respective affiliates as additional insureds, shall contain a provision prohibiting cancellation except upon at least ten (10) days prior written notice to Sikorsky and FlightSafety International, Inc., shall contain a complete waiver of subrogation by the insurer against Sikorsky, FlightSafety International, Inc., and their respective affiliates, and shall be primary and non-contributory with respect to any insurance carried by Sikorsky and/or FlightSafety International, Inc. Buyer shall furnish to Sikorsky either certified copies of such policies or certificates evidencing such insurance and waiver. Such copies or certificates shall be presented to Sikorsky thirty (30) days prior to the scheduled commencement of the flight training.
8.	Further Understandings — Sikorsky assumes no liability for any expense of the Buyer, including those of Buyer’s personnel, directly or indirectly connected with the furnishing of training services provided for herein nor for any expenses for the operation or maintenance of the Buyer’s Helicopter(s). The parties expressly understand and agree that the responsibility of Sikorsky in the furnishing of the training services described above is limited to the furnishing of such and shall not extend to the results thereof. The parties further understand and agree that, in the event Buyer elects not to take all or any portion of the training services provided for herein, no refund or other financial adjustment of the Total Contract Price will be made.

IX.	PROVISIONS APPLICABLE TO FOREIGN SALES

All deliveries under this Agreement are initially intended for registration in the U.S. under the requirements of the FAA. It is understood by the Parties that Sikorksy’s assistance may be required for the subsequent export by Buyer to as-yet-unidentified foreign destinations. If approval by foreign airworthiness authorities is required, Sikorsky will make a reasonable effort to obtain this approval (generally referred to as a validation of the FAA Type Certificate) of the helicopter configuration described herein. As such destinations are presently unknown, such assistance may require amendment to this Agreement.
1.	Export/Import License — Sikorsky will on Buyer’s request apply for and use its best efforts to obtain any United States Government export license or similar authorization which may be required for the exportation of the Helicopter. Nothing herein contained shall be construed as imposing an obligation on Sikorsky to furnish or obtain any such export license or similar authorization or to be in any way responsible for its issuance or its continuance in force if issued. Sikorsky and Buyer specifically acknowledge that this Agreement is conditioned upon the ability of Sikorsky and Buyer to conform to the laws and regulations of the U.S. Government and its various cognizant departments regarding the sale of the Helicopter to Buyer.

2.	Import License — With respect to any import laws and other regulations of the country of destination and its various cognizant departments regarding the import of the Helicopter hereunder, the Buyer shall be solely responsible for obtaining and complying with any and all import licenses or other authorizations which may be required for importing the Helicopter hereunder.

3.	Operations Within United States — If, after transfer of title, the Helicopter is to be flown within the jurisdiction of the United States for any reason, including flight training, Buyer, shall, prior to such operation, obtain and carry currently effective certificates of registration and airworthiness issued or rendered valid by the country of registry and shall display the nationality and registration markings of that country, as required by Title 14 Part 375 of the U.S. Code of Federal Regulations. The Buyer will comply with all other United States federal, state and local laws and regulations that may be applicable to the operation of the Helicopter in the United States.
4.	Special Airworthiness and/or Operational Requirements — The Buyer is responsible for ensuring that the Helicopter configuration meets all the operational requirements of the country of destination/registration/operation for the Buyer’s intended usage. In the event Buyer wishes to have changes made in the Helicopter sold hereunder to meet specific airworthiness and/or operational requirements of the country of destination/registration/operation, Buyer shall supply to Sikorsky, in the English language, copies of the applicable standards and a complete description of the changes desired. Sikorsky will review all requested changes and promptly submit a quotation to Buyer of the effect on prices and delivery of incorporating such changes. If acceptable to Buyer, this Agreement shall be amended to incorporate such changes. Although Sikorsky may provide Buyer with assistance in evaluating the specific airworthiness and/or operational requirements of the country of destination and suggest changes to meet such requirements, Sikorsky assumes no responsibility for the acceptability of such changes (special equipment and/or special certification conditions) to government authorities.
X.	ADDITIONAL PRODUCT SUPPORT REQUIREMENTS
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XI.	AIRCRAFT AND SPARE PART TRADE INS
1.	*
2.	Sikorsky shall accept in trade any S-76A model components currently in the Buyer’s inventory during any of the calendar years of this contract in which the buyer takes title to three (3) or more aircraft provided that those parts are not considered obsolete for the S-76 aircraft model they were originally purchased to support. The price/trade-in allowance for these parts will be established by Helicopter Support Inc.

XII.	OPTIONAL AIRCRAFT CONFIGURATION ITEMS

1.	The Buyer may elect to add components to the aircraft configuration. Exhibit A contains a listing of requested additional aircraft components and the base year 2002 per aircraft price for incorporation of each item. The price of each item shall be escalated for out year delivery in accordance with the escalation rates established in Table 1 of this document. The Buyer shall inform Sikorsky of the inclusion of any of these options at the same time as the delivery finalization date September 15. Should any component not contained in Exhibit A be requested its price and possible impact to the delivery date shall be mutually agreed upon by the parties.

     IN WITNESS WHEREOF, this Agreement has been executed by each party’s authorized representative.

Offshore Logistics, Inc.:	Sikorsky Aircraft Corporation:	ATTACHMENTS:
By: /s/ Drury Milke	By: /s/ Dean C. Borgman	Exhibit A Helicopter Configuration
Name: Drury Milke	Name: Dean C. Borgman	Exhibit B Optional Aircraft Components
Title: Exec. VP	Title: President	Exhibit C Used Helicopter Purchase Agreement
Date: December 19, 2002	Acceptance Date: December 19, 2002
S-76 NEW HELICOPTER SALES AGREEMENT
EXHIBIT A — Part 1
HELICOPTER CONFIGURATION
The following items of standard and optional equipment as described below, which have been selected by the Buyer, shall be installed on the Helicopter to be delivered under the Agreement.
BASELINE AIRCRAFT
0102 Standard S-76C+ Aircraft featuring: two Turbomeca Arriel 2S1 Engines, Integrated Instrument Display System (IIDS), Four Blade Articulated Main Rotor System, Dual Controls, 28 Volt Electrical System with two 200 Amp Starter/Generators, Retractable Landing Gear, 281 Gallons Usable Fuel, Dual Windshield Wipers, Extensive Exterior Lighting, Bleed Air Heating and Defogging, Pilot and Copilot Seats with 5 Point Restraint/Harness, Large Cabin Area, 38 Cubic Foot Baggage Compartment. Includes provisions for Emergency Floatation System and Overhead Lateral Absorber.
* Collins Pro Line II Avionics Package featuring: Dual Collins VHF 22A Comms and VIR 32 Navs, single ADF 462 ADF, TDR 90 Transponder, DME 42 DME with IND 42A Indicator, 4-Tube Honeywell EDZ 756 EFIS with 5” x 6” Indicators Displaying Airspeed, Altitude and Vertical Speed, Dual Litef AHRS, Dual Penny and Giles Air Data Computers, Dual Honeywell Digital SPZ 7600 Automatic Flight Control System, 3” Backup Airspeed Indicator and Altimeter, Altitude Alerter, ALT 55B Radio Altimeter with Expanded Scale ALI 55A Indicator, Dual 375 VA Static Inverters, 3” Standby Attitude Indicator, ELT 100HM, CVR 30A Provisions, Dual dB Systems Audio’s with ICS and VOX plus one maintenance jack in cabin and two jacks in baggage compartment, dual ICS foot switches with 45(Degree) pedestal mount, three David Clark Headsets, Avionics and EFIS Master Switches.
* Cabin PA/Chime System
* Cabin Speaker Wiring
* Passenger Briefing System — PBS 250
* Wx Avoidance Radar — Primus 440 (removed under Completion Services)
* Electric Door Locks — Cabin
* 10 KVA AC Generator
* Nose Vibration Absorber
* Windshield Washer System
* Heated Glass Windshields
* Engine Inlet Snow Protection Kit

S-76 NEW HELICOPTER SALES AGREEMENT
EXHIBIT A- Part 2
COMPLETED UTILITY HELICOPTER
ADDITIONAL AVIONICS ITEMS
3061 Cabin ICS
3125 Speakers — Headliner, Six
3761 FDR/CVR — SSCVFDR 2000, exchange for CVR 30A Provisions
PAINTS & FINISHES
5001 Utility Interior Paint Prep & Finish
5011 Utility Exterior Paint Preparation & Finish
5115 Custom Aircraft Call Number
INTERIORS
6000 Utility Interior Group, featuring: Hard Panel Utility Interior — Composite Panels with Epoxy Paint Finish (choice of Gray or Tan) for Aft Cabin Sidewalls and Cabin Entrance Doors, Acoustic Blanket Treatment, Lightweight Fabric Upholstery with choice of three colors, Nite-Flite Curtains, Bronze Inner Window Tint for Cabin Sidewall and Cabin Door Windows, Illuminated No Smoking/Fasten Seat Belt Signs, Set of three Cabin Dome Lights with Cockpit Control.
6007 Forward Facing Bench — 2-Place (4 Pt Restraint) (4 Each)
6032 Forward Facing Divan — 4-Place (4 Pt Restraint)
7701 Push-out Cabin Windows — Forward Opera
7703 Push-out Cabin Windows — Hinged Door, LH
7704 Push-out Cabin Windows — Hinged Door, RH
7709 Push-out Cabin Windows — Aft Opera
AIRCRAFT ITEMS
8331 Fuel — Single Point Refueling, LH
8351 Hydraulic Quick Disconnect Relocation
8355 Remove LH Accessory & AC Gen Drives — CSN 76-205
8531 Anti-Collision Light, Red — Top Exchange for Grimes
8532 Anti-Collision Light White — Bottom
8601 Approach Plate Holder, Lighted — Pilot
8602 Approach Plate Holder, Lighted — Copilot
8851 Floats Completion
8902 Cargo Hook Provisions
CUSTOMER UNIQUE ITEMS
9001 Exchange Marathon NiCad for Concord Lead Acid Battery
9002 HUMS Provisions
S-76 NEW HELICOPTER SALES AGREEMENT
EXHIBIT B
ADDITIONAL OPTIONAL ARICRAFT COMPONENTS As DEFINED IN SECTION XII Of THIS CONTRACT
*

S-76 TRADE-IN AGREEMENT
EXHIBIT C
THIS TRADE-IN AGREEMENT, dated as of the Acceptance Date stated below, by and between the Sikorsky Contracting Entity (“Sikorsky”) named below and the Seller named below.
I.	DEFINITION / INFORMATION FOR THIS AGREEMENT
Seller:
Sikorsky Contracting Entity:
Sikorsky Contract No:
Trade-In Helicopter: Model ___Serial Number
Trade-In Helicopter Price: U.S.$
Trade-In Helicopter Delivery Location:
Trade-In Helicopter Flight Hours:
(at time of delivery)
Corresponding S-76 New Helicopter Sales
Agreement Contract No.:
Seller’s Address for Legal Notices:
II.	DESCRIPTION OF PURCHASE
1.	Description of Purchase — The Seller shall sell and deliver to Sikorsky the Trade-In Helicopter pursuant to the terms of this Agreement.

2.	Delivery — The Trade-In Helicopter shall be delivered by Seller to Sikorsky or Sikorsky’s designee set up ready for flight at the Trade-In Helicopter Delivery Location on or before the date of delivery of the new S-76 helicopter by Sikorsky to Seller pursuant to the Corresponding S-76 New Helicopter Sales Agreement. Upon Sikorsky’s request for a demonstration flight of the Trade-In Helicopter, the Seller shall conduct a demonstration flight prior to delivery of the Trade-In Helicopter, which flight shall be approximately one (1) hour in duration.

3.	Price/Payment — Sikorsky agrees to pay Seller the Trade-In Helicopter Price for the Trade-In Helicopter at the time of delivery to Sikorsky, to be paid as a credit against the amount due from Seller to Sikorsky under the Corresponding New S-76 Sales Agreement.
III.	WARRANTIES
1.	Representations Of Seller — Seller will deliver, and Sikorsky will accept, the Trade-In Helicopter “as is, where is”, but Seller makes the following representations:
     A. At the time of delivery of the Trade-In Helicopter, Seller shall deliver to Sikorsky, or Sikorsky’s representative, all loose equipment (fly away gear), flight manual, maintenance manual, engine log book, airframe log book and other maintenance records, and other documents associated with the Trade-In Helicopter, together with a Bill of Sale in recordable form from Seller to Sikorsky and a Certificate of Airworthiness for such Trade-In Helicopter.
     B. The Trade-In Helicopter to be delivered hereunder shall be delivered by Seller to Sikorsky in “flight ready” condition. Seller shall provide, at no additional charge, any and all necessary support personnel for the flight test prior to delivery of the Trade-In Helicopter as required by Sikorsky.
     C. All Airworthiness Directives and Manufacturers’ mandatory Service Bulletins applicable to the Trade-In Helicopter or the equipment thereon as of the time of delivery hereunder shall have been complied with; there shall have been an Annual Inspection performed on the Trade-In Helicopter during the period forty-five (45) days prior to the time of delivery hereunder; the Trade-In Helicopter shall have reasonably clean interiors and glass, and shall have no evidence of salt-water corrosion.
     D. The total time on the Trade-In Helicopter shall not have exceeded the Trade-In Helicopter Flight

Hours on the date of delivery to Sikorsky. In the event the delivery of the Trade-In Helicopter is delayed as a result of a delay in the delivery of the new S-76 helicopter by Sikorsky to Seller pursuant to the terms and conditions of the Corresponding New S-76 Sales Agreement, such total flight time shall be increased by twenty-five (25) flight hours for each month of delivery delay.
     E. Seller represents and warrants to Sikorsky that Seller has full legal and equitable title to the Trade-In Helicopter at the time of delivery to Sikorsky and that Seller shall convey such title to Sikorsky free and clear of any and all liens and encumbrances.
     F. Any major components which may have been changed for any cause after the Acceptance Date of this Agreement must be replaced with serviceable components having equivalent value and durability or better than the replaced component at the time of delivery of the Trade-In Helicopter hereunder. In the event that such components are replaced with components having greater value, Sikorsky shall not be obligated to compensate Seller for any enhancement in value of the Trade-In Helicopter.
2.	Assignment of Warranties/Product Support Plans — Seller hereby assigns to Sikorsky any and all remaining applicable manufacturer’s warranties and/or product support plans that are transferable (including Sikorsky’s Powertrain Assurance Program credits, if applicable), with unrestricted right in Sikorsky to reassign such warranties or product support plans to a third party purchaser of the Trade-In Helicopter.
IV.	TERMS AND CONDITIONS
1.	Assignment — Sikorsky may assign any or all of its rights, interests or obligations hereunder.

2.	Construction/Merger — This Agreement shall be interpreted in accordance with the plain English meaning of its terms, and the construction thereof shall be governed by the laws of the State of Connecticut, United States of America. The terms and conditions contained in this Agreement constitute the entire agreement between the parties hereto and shall supersede all previous communications, representations or agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same will be binding upon either party hereto unless in writing, signed by a duly authorized officer or representative thereof.

3.	Notices — All notices or communications of any kind under and with respect to this Agreement shall be in the English language. All legal notices shall be given by hand delivery or registered mail and, if to the Seller, shall be addressed as indicated in Article 1; and if to Sikorsky, shall be addressed to Sikorsky Aircraft Corporation, 6900 Main Street, P. O. Box 9729, Stratford, Connecticut 06497-9129, U.S.A., Attention: Vice President — Contracts and Counsel. The effective date of each such notice shall be the date it is received.

4.	Brokerage Claims — Each party represents that the parties hereto were not introduced by any third person and that all negotiations relating to this Agreement and the sale and purchase provided for herein have been carried on by it directly with the other party without the intervention of any third person. Each party shall indemnify and hold harmless the other party against and in respect of all claims for brokerage commissions, finders’ fees and similar compensation arising out of this Agreement or the sale and purchase provided for herein, which claims are based in any way upon breach of the indemnifying party’s foregoing representations.

5.	Termination — In the event that Seller does not take delivery of the new S-76 helicopter pursuant to and in accordance with the Corresponding S-76 New Helicopter Sales Agreement, then this Agreement shall be null and void and any consideration paid to either party shall be forthwith returned.
V.	DAMAGE PRIOR TO DELIVERY
1.	Total Damage — In the event that the Trade-In Helicopter is damaged prior to delivery by Seller to Sikorsky and is not repairable in the reasonable opinion of Seller, Seller shall not be obligated to replace the Trade-In Helicopter with a similar aircraft of like characteristics and value, and as to the Trade-In Helicopter, this Agreement shall be canceled and in such event, Sikorsky shall have no obligation to make the payment to Seller referred to in Article II.3 above for the Trade-In Helicopter.

2.	Partial Damage — If the Trade-In Helicopter is only partially damaged, Seller shall use reasonable efforts to arrange for the Trade-In Helicopter to be fully repaired on or prior to scheduled delivery date of the Trade-In

Helicopter hereunder at Seller’s sole cost and expense so as to place it in the same condition as it was in before such damage. In the event the value of the repaired Trade-In Helicopter is adversely affected by the damage, the Seller and Sikorsky shall on or prior to scheduled delivery date of the Trade-In Helicopter hereunder, negotiate an equitable change to the Trade-In Helicopter Price, failing which, Sikorsky may cancel this Agreement, and in such event Sikorsky shall have no obligation to make the payment to Seller referred to in Article II.3 above for the Trade-In Helicopter. In the event Seller is unable to deliver the Trade-In Helicopter at the time the new S-76 helicopter is ready for delivery under the corresponding S-76 New Helicopter Sales Agreement, Sikorsky shall have the right to cancel this Agreement and thereafter neither party shall have any further obligation to the other.

3.	After Delivery — Seller shall assume all risk of loss or damage of the Trade-In Helicopter and insure the Trade-In Helicopter at its own expense until delivery of the Trade-In Helicopter to Sikorsky. Upon delivery of the Trade-In Helicopter from Seller to Sikorsky and passage of title thereto, Sikorsky shall assume all risk of loss of or damage to the Trade-In Helicopter.
     IN WITNESS WHEREOF, this Agreement has been executed by each party’s authorized representative.

Seller:	Sikorsky Contracting Entity:
By:	By:

Name:	Name:

Title:	Title:

Date:	Acceptance Date:

ATTACHMENTS:
Exhibit A: Aircraft Description
     * Redacted pursuant to request for confidential treatment submitted to SEC on October ___, 2005.